                                                                       EXHIBIT 2

                                ESCROW AGREEMENT


         This Escrow Agreement (the "Escrow Agreement") is made as of this 8th day of August, 2000, by and among National City Bank (the "Escrow Agent"), AREL COMMUNICATIONS AND SOFTWARE LTD., an Israeli company (the "Arel"), W2COM, LLC, an Ohio limited liability company (the "Company"), CYMI, LTD., an Ohio limited liability company ("CYMI"), M. E. JONES, INC., an Ohio corporation ("M. E. Jones, Inc."), and Mitchell E. Jones ("Jones") (each of the Company, CYMI, M. E. Jones, Inc. and Jones, an "Indemnitor" and collectively, the "Indemnitors"). Arel and the Indemnitors agree between themselves that capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Asset Purchase Agreement (as defined below). Terms used in describing the duties of the Escrow Agent under this Escrow Agreement are defined herein and the Escrow Agent is not charged with knowledge of the Asset Purchase Agreement.

                                   WITNESSETH

         WHEREAS, Arel, the Company, W2COM INTERNATIONAL, LLC, an Ohio limited liability company, CYMI, M. E. Jones, Inc. and Jones have entered into an Asset Purchase Agreement dated as of August 8, 2000 (the "Asset Purchase Agreement"), pursuant to which Arel has agreed to purchase from the Company, and the Company has agreed to sell to Arel, substantially all of the assets and liabilities of the Company;

         WHEREAS, pursuant to Section 4.2(c) of the Asset Purchase Agreement, an escrow fund comprising of ordinary shares, nominal value NIS 0.001 per share, of Arel is to be established with the Escrow Agent, so as to facilitate compliance with the indemnification obligations set forth in Article 14 of the Asset Purchase Agreement;

         WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in Article 14 of the Asset Purchase Agreement, a copy of which is attached hereto as Annex A, relating to the operation of the Escrow Fund (as defined in Section 1(b) below);

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

1. Escrow.

         a. Appointment of Escrow Agent. Arel and the Indemnitors hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent for the benefit of all parties hereto (except for the Escrow Agent itself) in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent hereby represents and warrants to Arel and the Indemnitors that it is a national banking with a bank holding parent company, a combined capital and surplus of not less than $100,000,000.

         b. Escrow Fund. Pursuant to the Asset Purchase Agreement, Arel shall deposit in escrow with the Escrow Agent, on the date hereof, seven hundred seventy seven thousand two hundred seventy two (777,272) ordinary shares, nominal value NIS 0.001 per share, of Arel (the "Escrow Fund" or the "Escrow Shares"). Each share certificate representing ordinary shares of Arel shall be registered in the name of the Company and shall be accompanied by three (3) fully-executed stock powers, each of which, if required by the applicable transfer agent, shall bear a "medallion" signature guarantee. The Escrow Fund shall be held by the Escrow Agent in a separate account (the "Escrow Account") for the purpose and in accordance with the terms and conditions set forth in
Article 14 of the Asset Purchase Agreement and this Escrow Agreement.

         c. Dividends, Voting and Rights of Ownership. Any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares and received by the Escrow Agent shall be deposited in the Escrow Account by Arel immediately upon their payment and shall become part of the Escrow Shares. While the Escrow Shares remain in the Escrow Account pursuant to this Escrow Agreement, the Company will retain and will be able to exercise all other incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions hereof.

         d. Purpose of the Escrow Fund. The Escrow Fund will be deposited with the Escrow Agent and will be held by the Escrow Agent to secure the indemnification obligations of the Company, CYMI, M. E. Jones, Inc., and Jones set forth in Article 14 of the Asset Purchase Agreement.

2. Escrow Period; Release of Escrow Fund. The Escrow Fund shall be held by the Escrow Agent from the date hereof and until the eighteen-month anniversary of the date hereof (the "Escrow Period"); provided, however, with respect to three hundred eighty eight six hundred thirty six (388,636) of the Escrow Shares the Escrow Period shall only be until the nine-month anniversary of the date hereof. Immediately upon the conclusion of the Escrow Period (but in any event not later than ten (10) business days following the conclusion of the Escrow Period), the Escrow Agent will disburse from escrow to the Company the Escrow Shares in accordance with Section 5 below.

3. Claims from the Escrow Fund.

         a. Subject to the provisions of the Asset Purchase Agreement, Arel shall be entitled to make claims upon the Escrow Fund, provided any such claim is made promptly after the receipt by Arel of notice, or discovery by Arel, of any fact giving rise to indemnification rights under the Asset Purchase Agreement, by delivery to the Escrow Agent and the Company, on or before the last day of the Escrow Period, of a written notice signed by a duly authorized representative of Arel specifying in reasonable detail the items of damages for which indemnification is being sought, the amounts thereof (collectively the "Claimed Amount"), the date each such item was paid, or properly accrued or arose, the identity and address of any third party claimant (to the extent reasonably available to Arel), copies of any formal demand or complaint, any other relevant fact(s) or detail(s), and the nature of the misrepresentation, breach of covenant or warranty or claim to which such item is related (a "Arel Notice").

         b. The Escrow Agent will not transfer any of the Escrow Shares held in the Escrow Account to Arel pursuant to an Arel Notice until such Arel Notice has been resolved in accordance with Section 4 below and subject to the provisions thereof.

4. Resolution of an Arel Notice and Transfer of Escrow Shares. Any Arel Notice shall be resolved as follows:

         a. Uncontested Claims. In the event that the Company does not within twenty (20) days after receipt of a Arel Notice (the "Contest Period") by the Escrow Agent and the subsequent receipt by the Company (such Arel Notice to be delivered by the Escrow Agent in accordance with Section 14 herein), contest a Arel Notice in writing to the Escrow Agent, the Company will be deemed to have approved and consented to the release of the Claimed Amount from the Escrow Fund, and the Escrow Agent will promptly transfer to Arel assets of the Escrow Fund having a value equal to such Claimed Amount, and will notify the Company and Arel of such transfer.

         b. Contested Claims. In the event that the Company gives written notice contesting all or a portion of an Arel Notice (the "Contested Claimed Amount") to Arel and the Escrow Agent within the Contest Period (a "Contesting Notice"), Arel and the Company shall comply with the following procedures:

                  (i) Arel and the Company shall make a good faith effort to resolve such dispute by way of negotiations between Arel's Chief Executive Officer or President or Chief Financial Officer and the holders of the controlling membership interests in the Company.

                  (ii) If Arel and the Company reach an agreement with respect to the Contested Claimed Amount, then Arel and the Company shall send a written notice to the Escrow Agent, and the Escrow Agent shall follow their written instructions specified in such notice.

                  (iii) If Arel and the Company fail to reach an agreement with respect to the Contested Claimed Amount, then Arel shall be entitled to file a claim against the Company within fifteen (15) business days following the conclusion of the Escrow Period with an appropriate court having personal jurisdiction over the Company (the "Court"), with respect to damages referred to in the Arel Notice (the "Claimed Damages") (the "Arel Claim"). Arel shall send a copy of the Arel Claim to the Escrow Agent and the Company.

                  In the event that the Escrow Agent does not receive a copy of the Arel Claim along with written evidence of the due filing thereof with the Court within fifteen (15) business days after the conclusion of the Escrow Period, then Arel shall be deemed to have waived its Arel Notice and all of the Escrow Shares that were held in escrow with respect to the Arel Notice shall be immediately released by the Escrow Agent and transferred to the Company.

                  In the event the Escrow Agent receives a copy of the Arel Claim and written evidence of its due filing with the Court within fifteen (15) business days after the conclusion of the Escrow Period, the Escrow Agent shall continue to hold in escrow Escrow Shares with a value equal to the Claimed Damages until a Final Decision (as defined in Section 13 below) is rendered (and shall release all of the remaining Escrow Shares in accordance with the provisions of the previous paragraph). The Escrow Agent shall follow the instructions contained in the Final Decision.

                  (iv) In the event the Company explicitly states in its Contesting Notice that it consents to the payment of a specified portion of the Claimed Amount (the "Agreed Amount"), the Escrow Agent will promptly after receipt of such Contesting Notice transfer to Arel assets of the Escrow Fund having a value equal to such Agreed Amount.

         c. For purposes of this Section 4, during the Escrow Period the value of the shares in the Escrow Fund will be calculated based on the average closing price of such shares on the NASDAQ National Market or such other United States national securities exchange on which the such shares are then authorized for listing and are traded on the 14 trading days ("Average Price") immediately preceding the transfer of such shares from the Escrow Account. In the event Escrow Shares are held by the Escrow Agent beyond the Escrow Period, the value of the shares in the Escrow Fund will be calculated based on the Average Price immediately preceding the later of (i) the end of the Escrow Period, and (ii) the receipt by the Escrow Agent of a copy of the Arel Claim and written evidence of its due filing with the courts in accordance with the last paragraph of
Section 4(b)(iii), as the case may be.

5. Distribution of Escrow Fund.

         a. Upon the conclusion of the Escrow Period, the Escrow Agent shall distribute to the Company all the Escrow Shares, less (i) any Escrow Shares delivered to Arel in accordance with Section 4 above in satisfaction of a Arel Notice; and (ii) any Escrow Shares subject to delivery to Arel in accordance with Section 4 hereof, with respect to any then pending but unresolved Arel Notice (the "Remaining Escrow Shares"). For purposes of this Section 5, the value of any Escrow Shares subject to delivery to Arel in accordance with
Section 4 hereof, with respect to any then pending but unresolved Arel Notice, will be calculated based on the Average Price immediately preceding the last day of the Escrow Period.

         b. The Remaining Escrow Shares shall be distributed to the Company as set forth in Section 4 hereof.

         c. The duty of the Escrow Agent to deliver the Escrow Fund pursuant to this Escrow Agreement shall terminate once delivery has been made to the Company.

6. Exculpatory Provisions.

         a. The Escrow Agent shall be responsible only for the performance of such duties as are specifically set forth herein and may rely upon and shall be protected in relying upon or refraining from acting, any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the parties hereto or to comply with any direction or instruction from any party hereto or any entity acting on its behalf (other than the agreements, directions and instructions contained herein or the directions and instructions delivered in accordance with this Escrow Agreement). The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, and shall not be liable for any act committed or omitted as escrow agent hereunder except for negligence or willful misconduct or breach of this Escrow Agreement. The Escrow Agent shall in no case or event be liable for any representations or warranties of the other parties hereto or for punitive, incidental or consequential damages resulting from such representations and warranties. Any act committed or omitted pursuant to the advice or opinion of legal counsel shall be conclusive evidence of the good faith of the Escrow Agent.

         b. The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder.

7. Alteration of Duties. The duties of the Escrow Agent may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

8. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving prior written notice to each of Arel and the Company, such resignation to be effective at the time specified in the notice, which may not be sooner than thirty (30) days following the date such notice is delivered (the "Notice Period"). In addition, Arel and the Company may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) delivered to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America having (or in the case of a subsidiary of a bank holding company, its parent shall have) a combined capital and surplus of not less than $100,000,000, shall be jointly appointed by Arel and the Company within the Notice Period. Any such successor Escrow Agent shall deliver to Arel and the Company a written instrument accepting such appointment and the terms and conditions of this Escrow Agreement, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund pursuant to the terms hereof.

9. Upon receipt of a written notice from Arel and the Company, informing it of the appointment of the successor escrow agent, the Escrow Agent shall deliver the Escrow Fund then held hereunder to the successor escrow agent. Upon such delivery and the confirmation thereof by the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder and all such duties, responsibilities and obligations shall be binding upon the successor escrow agent.

10. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with the performance of its duties, the necessary parties hereto shall join in furnishing such instruments.

11. Escrow Fees and Expenses. Arel and the Company shall each pay fifty percent (50%) of the fees of the Escrow Agent set forth in the Fee Schedule attached hereto as Annex B.

12. Indemnification. In consideration of the Escrow Agent's acceptance of this appointment, each of Arel and the Company agree with respect to damages caused by such party (i) to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the terms hereof and the Asset Purchase Agreement and (ii) to reimburse the Escrow Agent for all its costs and expenses, including, among other things, attorney's fees and expenses, reasonably incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity need be paid in case of the Escrow Agent's negligence, willful misconduct or breach of this Escrow Agreement.

13. Actions by Escrow Agent. In the event conflicting demands are made upon, or conflicting notices delivered to, the Escrow Agent with respect to any assets in the Escrow Fund, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all demands or instructions with respect to such assets so long as such conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the parties for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until such conflicting claims or demands shall have been resolved by a final un-appealable order, judgment or decree of a court of competent jurisdiction, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent (a "Final Decision"). The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. Arel and the Company shall each pay fifty percent (50%) of the costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding.

14. General.

         a. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service, or sent by telex or facsimile or mailed, postage prepaid, by certified mail, return receipt requested, in all cases, addressed as follows:
                  To Arel:

                  Arel Communications and Software Ltd.
                  3 Hayarden Street
                  P.O.B. 76
                  Yavne 70600, Israel
                  Fax: (972-8) 942-0860
                  Attention: Mr. Izhak Gross

                  With a copy to:

                  Yigal Amon & Co.
                  3 Daniel Frisch Street
                  Tel Aviv 64731, Israel
                  Fax: (972-3) 608-7714
                  Attention: David H. Schapiro, Esq

                  Company:

                  W2COM LLC
                  3500 Park Center Drive
                  Dayton, Ohio  45414
                  Fax: (937) 890-2260
                  Attention: Mitchell E. Jones

                  With copies to:

                  CYMI, Ltd.
                  6450 Sand Lake Road
                  Suite 200
                  Dayton, Ohio  45414
                  Fax: (937) 264-4635
                  Attention: Leslie S. Banwart
                  and

                  Chernesky, Heyman & Kress P.L.L.
                  10 Courthouse Plaza, S W., Suite 1100
                  P.O. Box 3808
                  Dayton, Ohio  45401-3808
                  Fax: (937) 449-2821
                  Attention: Richard J. Chernesky, Esq.

                  To the Escrow Agent:

                  National City Bank
                  6 North Main Street
                  Dayton, Ohio  45402
                  Fax: (937) 226-2451
                  Attention: David Kilgo
                             Lesa Roaden

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. When any notice, claim, objection to a claim or other document of any kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent shall forward such notice, claim or other document within 3 business days after the date on which it was received by the Escrow Agent to the parties hereto, and such notice shall be subject to the provisions of this Section 14.

         b. The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

         c. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

         d. No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

         e. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Ohio (without giving effect to principles of conflicts of laws).

         f. Each party hereby represents and warrants that (a) this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) the execution, delivery and performance of this Escrow Agreement by such party do not and will not violate any applicable law or regulation.

         g. This Escrow Agreement shall constitute the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written agreements in regard thereto.

         h. The Escrow Agent does not have any interest in the property deposited in escrow hereunder but is serving as escrow holder only and having only possession thereof.

         IN WITNESS WHEREOF, each of the parties has executed this Escrow Agreement as of the date first above written.

                                           W2COM, LLC,
                                           an Ohio limited liability corporation


                                           By: /s/ MITCHELL E. JONES
                                               ---------------------------------
                                           Name: Mitchell E. Jones
                                                --------------------------------
                                           Title: CEO
                                                  ------------------------------


                                           ABEL COMMUNICATIONS
                                              AND SOFTWARE LTD.,
                                           a company organized under the laws of
                                           Israel


                                           By: /s/ IZHAK GROSS
                                               ---------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           CYMI, LTD.,
                                           an Ohio limited liability company


                                           By: /s/ LESLIE S. BANWART
                                               ---------------------------------
                                           Name: Leslie S. Banwart
                                                 -------------------------------
                                           Title: Pres.
                                                  ------------------------------


                                           MITCHELL E. JONES


                                           /s/ MITCHELL E. JONES
                                           -------------------------------------


                                           M. E. JONES, INC.,
                                           an Ohio corporation


                                           By: /s/ MITCHELL E. JONES
                                               ---------------------------------
                                           Name: Mitchell E. Jones
                                                 -------------------------------
                                           Title: CEO
                                                  ------------------------------

                                           NATIONAL CITY BANK,
                                           as Escrow Agent


                                           By: /s/ DAVID M. KILGO
                                               ---------------------------------
                                           Name: David M. Kilgo
                                                 ------------------------------
                                           Title: Vice President + Trust Officer
                                                  ------------------------------

                                     ANNEX A

                       ASSET PURCHASE AGREEMENT ARTICLE 14


14.1 INDEMNIFICATION. Provided the Indemnitee's claim therefor is instituted by written notice within the time period specified in Article XII and subject to
Section 14.3 below, from and after the Effective Time, each of the Covenantors, shall, jointly and severally, indemnify, defend and hold harmless the Indemnitees from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from:

         (a) any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any other Company Document, including, without limitation, any attempt (whether or not successful) by any Person to cause or require Purchaser to pay, perform or discharge any debt, obligation, deficiency, liability or commitment the existence of which constitutes a breach of any such representation, warranty, covenant or agreement;

         (b) any litigation, arbitration, governmental investigation, suit, action or other proceeding disclosed in Section 6.8 of the Company Disclosure Schedule, other than those specifically assumed by the Purchaser pursuant to
Section 3.1;

         (c) any debt, liability or obligation of the Company, direct or indirect, fixed, contingent or otherwise, now or as of the Effective Time known or unknown, and whether or not then due or payable, which exists at or as of the Effective Time or which arises after the Effective Time but which is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Effective Time, except to the extent the same are liabilities expressly assumed by the Purchaser pursuant to Section 3.1; and

         (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incurred in enforcing this indemnity.

         Notwithstanding the foregoing, the Covenantors shall be required to indemnify the indemnified parties hereunder only if the Losses exceed one hundred fifty thousand US dollars (US $150,000), but if and when the Losses so exceed one hundred fifty thousand US dollars (US $150,000), all of the Losses shall be subject to indemnification hereunder; provided, however, that any right to indemnification pursuant to this Section 14.1 shall not be subject to any minimum amount with respect to any adjustments or payments to be made by W2Com pursuant to Section 5.

14.2 INDEMNIFICATION BY PURCHASER. Provided the Company's claim therefor is instituted by written notice within the time period specified in Article XII and subject to Section 14.3 below, Purchaser shall indemnify, defend and hold harmless the Company and the Covenantors from and against any Losses arising out of or due to a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any Purchaser Document.

         Notwithstanding the foregoing, Purchaser shall be required to indemnify the Company only if, any such Losses exceed one hundred fifty thousand US dollars (US $150,000) but if such Losses exceed one hundred fifty thousand US dollars (US $150,000), all of the Losses shall be subject to indemnification hereunder; provided, however, that any right to indemnification pursuant to this
Section 14.2 shall not be subject to any minimum amount with respect to liabilities and obligations assumed by the Purchaser pursuant to Section 3.1, payment of the Purchase Consideration or other payments to be made by Purchaser pursuant to this Agreement.

14.3 NOTICE TO INDEMNIFYING PARTY. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 14.1 or 14.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 14.4. Failure by the Indemnified Party to give notice promptly will not affect the indemnification obligations of the Indemnifying Party except and to the extent the Indemnifying Party is prejudiced thereby.

14.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding using counsel of its choice (subject to the approval of the Indemnified Party, which approval may not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or such constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnifying Party be liable to pay for the costs and expenses of more than one such separate counsel. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, and the Indemnifying Party shall be entitled to participate in the defense of such action, with its counsel and at its own expense. Notwithstanding the foregoing, however, Purchaser shall in all cases be entitled to control the defense of any such action if it (i) may result in injunctions or other equitable remedies in respect of Purchaser or the Business; (ii) may result in liabilities which, taken with other then existing claims by Purchaser under this Article XIV, would not be fully indemnified hereunder; or
(iii) may have an adverse impact on the Business or the financial condition of Purchaser (including an effect on the Tax liabilities, earnings or ongoing business relationships of Purchaser) even if the Covenantors pay all indemnification amounts in full.

14.5 MAXIMUM LIABILITY. Other than with respect to (i) breaches of representations and warranties of the Company contained in Sections 6.4, 6.6, 6.9.1(a), 6.9.2(a), 6.9.3 and 6.20, (ii) Adjustments or payments made in accordance with Sections 5 and 13, and (iii) intentional breaches of covenants contained herein, and absent fraud or intentional misstatement, the maximum amount recoverable by the Indemnitees from the Covenantors for all Losses shall in the aggregate be equal to the sum of (i) the current value of the Arel Shares then being held in escrow by the Holdback Escrow Agent, and (ii) the current value of any Arel Shares previously transferred to Purchaser as an Adjustment or payment in accordance with Sections 5 and 13.

14.6 USE OF ESCROW SHARES. The parties acknowledge and agree that any satisfaction of the Covenantors' indemnification obligations to Purchaser under this Article XIV may be accomplished, in the Covenantors' sole discretion, by notifying the Holdback Escrow Agent to tender such number of Arel Shares then held by the Holdback Escrow Agent equal in value to the amount of indemnity to be paid, with such shares to be valued at the average closing price of such shares on the NASDAQ National Market or such other United States national securities exchange on which the Arel Shares are then authorized for listing and are traded on the 14 trading days prior to the date of such delivery.

14.7 SUBROGATION. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article XIV, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

14.8 EXCLUSIVE REMEDY. If the Closing shall occur, absent fraud or intentional misstatement and with the exception of equitable relief, the provisions of this
Article XIV shall be the sole and exclusive remedy in respect of any breach of a representation or warranty contained herein.

                                     ANNEX B

                            ESCROW AGENT FEE SCHEDULE


         Fees for the services to be provided shall be at a rate of $1,000 per year. The parties agree that a payment of $1,500 will be made to the Escrow Agent within 30 days of the date of this Agreement in payment of the fees due for the first 18 months of the term hereunder. In the event the Escrow Agent is required to hold the Escrow Shares longer than 18 months additional fees shall be due at the rate described above.